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                                                                    EXHIBIT 23.6
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         We hereby consent to the use of our name and to the description of our opinion letter, dated April 16, 2000 under the captions "Summary -- Background of the Merger," " -- BancorpSouth's Financial Advisor says the Exchange Ratio is Fair to BancorpSouth from a Financial Point of View", "The Merger -- Background of the Merger", "-- BancorpSouth's Reasons For The Merger; Recommendation Of BancorpSouth's Board Of Directors" and "-- Fairness Opinion Of BancorpSouth's Financial Advisor" in, and to the inclusion of such opinion letter as Annex C to, the Joint Proxy Statement/Prospectus, which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of BancorpSouth, Inc. dated on or about June 14, 2000. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Dated:  June 14, 2000

                                     SALOMON SMITH BARNEY INC.



                                     By: /s/ Salomon Smith Barney Inc.
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